EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
or	jth@yorkwater.com, 717-718-7554
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 5, 2020:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the first quarter of 2020.

President Hand reported that first quarter operating revenues of $12,877,000 increased $1,046,000, and net income of $4,002,000 increased $1,189,000 compared to the first quarter of 2019.  Basic and Diluted Earnings per share of $0.31 for the three-month period increased $0.09 compared to the same period last year.  Increased revenues were primarily due to an increase in rates effective March 1, 2019 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  DSIC is a Pennsylvania Public Utility Commission (PPUC) allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the customer base also added to revenues.  A decrease in per capita consumption reduced the impact of the new customers.  The Company also recognized a non-recurring gain on life insurance.  The increased income was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

During the first three months of 2020, the Company invested $3.9 million in construction expenditures for various replacements and improvements to infrastructure.  In April 2020, the Company invested $882,000 in the acquisition of the Felton Borough wastewater collection and treatment system, adding approximately 130 wastewater customers.  The Company estimates it will invest an additional $20.3 million in 2020, excluding acquisitions, for additional main extensions, improvements to a raw water pumping station, expansion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2020	2019
Operating Revenues	$12,877	$11,831
Net Income	$4,002	$2,813
Average Number of Common Shares Outstanding	13,010	12,942
Basic and Diluted Earnings per Common Share	$0.31	$0.22
Dividends Declared Per Common Share	$0.1802	$0.1733

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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